EXHIBIT 99.1

NEWS RELEASE DATED FEBRUARY 10, 2011

Investor Relations Contact: RedChip Companies, Inc. Dave Gentry 800-733-2447, Ext. 104 407-644-4256, Ext. 104 info@redchip.com http://www.redchip.com

NetSol Technologies Announces Second Quarter Fiscal 2011 Financial Results

- Revenues were $10.4M, up 9.5% from $9.5M in 2QFY10

- Net Income was $1.9M, up from a $0.4M net loss in 2QFY10

- Gross margin was 66.5%, up from 62.2% in 2QFY10

CALABASAS, Calif., February 10, 2011 – (GLOBE NEWSWIRE) — NetSol Technologies, Inc. (“NetSol” or the “Company”) (Nasdaq: NTWK) (Nasdaq Dubai: NTWK), a U.S. corporation providing global business services and enterprise application solutions to private and public sector organizations worldwide, today announced its financial results for the second fiscal quarter ended December 31, 2010. The Company posted revenues of $10.4 million and quarterly net income of $1.9 million, or $0.04 per diluted share. These results compare to revenue of $9.5 million and a quarterly net loss of $0.4 million, or $0.01 per diluted share, for the same period last year. Summary financial data is provided below:

Second Quarter Fiscal 2011 Financial Highlights

•	Revenues for the second quarter of fiscal year 2011 increased by 9.5% year-over-year to $10.4 million, up from $9.5 million in the second quarter of fiscal 2010.
o	License fees totaled $3.1 million or 30.0% of total revenues.
o	Maintenance fees totaled $2.0 million or 19.4% of total revenues.
o	Service fees totaled $5.3 million or 50.6% of total revenues.

•	Net income attributable to NetSol for the second quarter increased to $1.9 million, compared with a net loss of $0.4 million for the second quarter of fiscal 2010.

•	Gross margin for the second quarter was 66.5% based on gross profit of $6.9 million, compared with a 62.2% margin and gross profit of $5.9 million in the same period last year.

•	Operating income and operating margin for the second quarter were $3.9 million and 37.4%, respectively, compared to $1.7 million and 17.8%, respectively, in the second quarter of fiscal 2010.

•	EBITDA totaled $3.2 million or $0.06 per diluted share, versus EBITDA of $0.9 million, or $0.03 per diluted share, in the year-ago period.

•	Earnings per diluted share were $0.04 for the quarter, compared with a loss per share of $0.01 in the same period a year ago.

Six Months Financial Highlights

•	Revenue for the six months ended December 31, 2010 increased by 9.8% year-over-year to $18.8 million, up from $17.1 million for the six months ended December 31, 2009.

•	Net income attributable to NetSol for the first half of fiscal 2011 increased to $3.5 million, compared with a net loss of $0.7 million for the six months ended December 31, 2009.

•	Gross margin for the six months ended December 31, 2010 was 64.5% based on gross profit of $12.2 million, up from a 58.2% margin and gross profit of $10.0 million in the same period last year.

•
Operating income and operating margin for the six months ended December 31, 2010 were $5.9 million and 31.5%, respectively, compared to operating income of $2.8 million and a 16.6% operating margin for the same period last year.

•	EBITDA totaled $6.0 million or $0.13 per diluted share, versus EBITDA of $2.2 million, or $0.06 per diluted share, in the year-ago period.

•	Earnings per diluted share were $0.08 for the six-month period, compared with a loss per diluted share of $0.02 in the same period a year ago.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company uses EBITDA as a measure of the Company's operating trends. Investors are cautioned that EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with the SEC’s Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the financial table heading "Reconciliation to GAAP."

Najeeb Ghauri, Chairman and CEO of NetSol Technologies, commented, “Demand from both new and repeat customers remained high during the second quarter, and our bottom line also improved as we continued to implement cost-management measures and streamline our business processes. Key projects are being delivered on time and on budget, quality initiatives are succeeding, and our delivery capabilities are stronger than ever. ”

Mr. Ghauri continued, “For the remainder of fiscal 2011, our primary focus will be to build upon our strong foundation in the Chinese market. We are working toward forming a wholly owned subsidiary in China, which will boost our local presence and enable our participation in the growing banking, big ticket leasing, and equipment rental sectors. We anticipate further penetration by NetSol into China’s burgeoning captive leasing and finance market, where we currently have a large majority of the IT market share. Additionally, we see numerous opportunities in other parts of the world, including Thailand, the U.S., Saudi Arabia and Latin America. Our successful track record and global footprint in China, Thailand, the U.S., the UK, Australia, the Middle East and Pakistan gives us a clear market advantage in every corner of the globe. We enter the second half of fiscal 2011 tremendously optimistic about the growth opportunities that lie ahead.”

Second Quarter Fiscal 2011 Results of Operations

Revenues

Revenues for the three months ended December 31, 2010 were $10.4 million as compared to $9.5 million for the three months ended December 31, 2009. The increase of $0.9 million, or 9.5%, was primarily due to enhancement of services from both repeat and new customers. Net revenues from license fees decreased 5.7% year-over-year to $3.1 million as compared to $3.3 million for the same period a year ago. Revenues generated from maintenance fees were $2.0 million, up 13.7% from $1.8 million for the second quarter of fiscal 2010. Revenues generated from services totaled $5.3 million, up 19.3% from $4.4 million for the same period a year ago.

Gross Profit

Gross profit for the three months ended December 31, 2010 increased 17.0% year-over-year to $6.9 million, up from $5.9 million for the three months ended December 31, 2009. Costs of sales for the three-month period were $3.5 million as compared to $3.6 million for the same period a year ago. The Company’s gross margin was 66.5% and 62.2% for the three months ended December 31, 2010 and 2009, respectively. The increase in gross margin was primarily due to the increase in sales as well as enhanced cost efficiencies and optimum streamlining of the Company’s global delivery and implementation model.

Income from Operations

Operating income for the three months ended December 31, 2010 amounted to $3.9 million as compared to $1.7 million for the three months ended December 31, 2009. The increase of $2.2 million was primarily due to much improved gross margins and revenues. Operating expenses for the three-month period totaled $3.0 million as compared to $4.2 million for the same period a year ago.

Net Income

Net income attributable to NetSol for the three months ended December 31, 2010 was $1.9 million as compared to a net loss of $0.4 million for the three months ended December 31, 2009, due to improved margins and sales. Earnings per basic and diluted share were $0.04 for the quarter, compared with a loss per share of $0.01 for the same period a year ago.

Results of Operations for the Six Months Ended December 31, 2010

Revenues

Revenues for the six months ended December 31, 2010 were $18.8 million as compared to $17.1 million for the six months ended December 31, 2009. The increase of $1.7 million, or 9.8%, was primarily due to new licenses and incremental maintenance fees. Net revenues from license fees increased 12.5% year-over-year to $6.6 million as compared to $5.9 million for the same period a year ago. Revenues generated from maintenance fees were $3.7 million, up 2.9% from $3.6 million for the first half of fiscal 2010. Revenues generated from services totaled $8.5 million, up 11.0% from $7.7 million for the same period a year ago.

Gross Profit

Gross profit for the first half of fiscal 2011 was $12.2 million as compared to $10.0 million for the first half of fiscal 2010, a year-over-year increase of $2.2 million or 21.7%. Costs of sales were $6.7 million for the six-month period as compared to $7.2 million in the same period a year ago. The Company’s gross margin was 64.5% for the six months ended December 31, 2010, up from 58.2% for the six months ended December 31, 2009. The increase was primarily due to the same factors affecting gross margin for the three months ended December 31, 2010.

Income from Operations

Operating income for the six months ended December 31, 2010 amounted to $5.9 million as compared to $2.8 million for the six months ended December 31, 2009. The year-over-year increase of 108.8% was primarily due to overall cost rationalization as well as improved gross margins and sales. Operating expenses for the six months ended December 31, 2010 totaled $6.2 million as compared to $7.1 million in the same period a year ago.

Net Income

Net income attributable to NetSol for the six months ended December 31, 2010 was $3.5 million as compared to a net loss of $0.7 million for the six months ended December 31, 2009, due to improved margins and sales. Earnings per diluted share were $0.08 for the six months ended December 31, 2010, compared with a net loss per diluted share of $0.02 for the same period a year ago.

Liquidity and Capital Resources

As of December 31, 2010, the Company had current assets of $39.4 million and current liabilities of $21.7 million. Cash and cash equivalents totaled $5.9 million as of December 31, 2010. The Company’s shareholders’ equity at December 31, 2010 was $57.9 million. The Company generated $5.3 million in cash from operating activities during the six months ended December 31, 2010, as compared to $4.4 million for the six months ended December 31, 2009. The Company used $6.0 million in cash for investing activities during the six months ended December 31, 2010, as compared to $4.0 million for the same period in 2009. The Company generated $2.6 million in cash from financing activities for the six months ended December 31, 2010, as compared to $554,399 for the same period in 2009.

Recent Business Highlights

— NetSol achieved ISO 20000 certification, the foremost IT services management standard in the world. NetSol is Pakistan’s first and only ISO 20000-certified company.

— NetSol successfully completed beta testing of its smartOCI™ search engine with Fortune 500 SAP clients and received the highest level of SAP certification for smartOCI™. NetSol also announced its participation in the SAP® EcoHub solution marketplace, a community-powered solution marketplace that makes it easier for customers to discover, evaluate and buy partner solutions, including smartOCI™, that complement SAP applications.

— NetSol completed the delivery of a management information system to the Punjab Rural Support Program to facilitate management of the microfinance operations of this government program in Punjab, Pakistan.

— NetSol signed a strategic understanding with SANY Auto Finance Co., Ltd., one of the top 20 machinery equipment manufacturers in the world, for enhanced financial solutions and IT services.

— NetSol received two prestigious Teradata National IT Excellence Awards: the Excellence in Software Export Award and the CIO of the Year Award.

— NetSol participated in an event with its Middle East partner, Atheeb Group Ltd., to officially launch their Atheeb NetSol Saudi Company Ltd. ("Atheeb NetSol") joint venture. The event showcased Atheeb NetSol's product offerings to an audience including executives from Saudi Arabia's financial, telecommunications and defense industries.

— NetSol signed a contract worth $2 million with the captive finance arm of a major auto company in China to implement its entire NetSol Financial Suite (NFS) ™ solution. The client company, which is a joint venture between two major Asian auto manufacturers, selected the NFS™ platform to manage all of its finance operations.

— NetSol sold additional LeasePak services to two Fortune 500 clients in North America: the finance arm of a large automotive manufacturing company in the United States, and the financing subsidiary of one of the largest IT network equipment manufacturers in the world.

— NetSol provided LeaseSoft upgrades to BNP Paribas BV, the largest bank in the euro zone by deposits, and UK-based Aldermore Bank.

Financial Outlook for Fiscal Year 2011

The Company reaffirms its previously stated guidance for its fiscal year 2011 financial results, projecting revenues of $40 million to $44 million and diluted EPS of $0.15 to $0.20 for the fiscal year ending June 30, 2011.

Conference Call and Webcast Information

NetSol will host a conference call today, February 10, 2011, at 11:00 a.m. EST (8:00 a.m. Pacific) to review the Company’s quarterly financial and operational performance. Najeeb Ghauri, Chairman and Chief Executive Officer of NetSol Technologies, will host the call.

To participate in the call please dial (877) 941-2068, or (480) 629-9712 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at the Company's website at http://www.netsoltech.com.

A replay of the call will be available for two weeks from 2:00 p.m. EST on February 10, 2011 until 11:59 p.m. EST on February 24, 2011. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4407497. In addition, a recording of the call will be available via the Company's website at http://www.netsoltech.com for one year.

About NetSol Technologies, Inc.

NetSol Technologies, Inc. (NasdaqCM: NTWK) (Nasdaq Dubai: NTWK) is a worldwide provider of global IT and enterprise application solutions. Since its inception in 1995, NetSol has used its BestShoring™ practices and highly experienced resources in analysis, development, quality assurance, and implementation to deliver high-quality, cost-effective solutions. Specialized by industry, these product and services offerings include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets. NetSol’s commitment to quality is demonstrated by its achievement of the ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by 178 companies worldwide. NetSol Technologies’ clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. Headquartered in Calabasas, California, NetSol Technologies has operations and offices in Alameda, Adelaide, Bangkok, Beijing, Karachi, Lahore, London, and Riyadh.

To learn more about NetSol, visit www.netsoltech.com.

NetSol Technologies, Inc. Forward-looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of June 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$5,856,152	$4,075,546
Restricted Cash	5,700,000	5,700,000
Accounts receivable, net of allowance for doubtful accounts	15,059,935	12,280,331
Revenues in excess of billings	11,001,000	9,477,278
Other current assets	1,762,098	1,821,661
Total current assets	39,379,185	33,354,816
Investment under equity method	58,269	200,506
Property and equipment, net of accumulated depreciation	10,950,969	9,472,917
Intangibles:
Product licenses, renewals, enhancements, copyrights, trademarks, and trade names, net	21,320,814	19,002,081
Customer lists, net	415,645	666,575
Goodwill	9,439,285	9,439,285
Total intangibles	31,175,745	29,107,941
Total assets	$81,564,168	$72,136,180

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,752,181	$4,890,921
Due to officers	-	10,911
Current portion of loans and obligations under capitalized leases	6,509,412	7,285,773
Other payables – acquisitions	103,226	103,226
Unearned revenues	3,616,186	2,545,314
Deferred liability	32,066	47,066
Convertible notes payable , current portion	4,087,109	3,017,096
Loans payable, bank	2,321,047	2,327,476
Common stock to be issued	263,825	239,525
Total current liabilities	21,685,053	20,467,308
Obligations under capitalized leases, less current maturities	483,221	204,620
Convertible notes payable less current maturities	-	4,066,109
Long term loans; less current maturities	580,262	727,336
Lease abandonment liability; long term	867,583	867,583
Total liabilities	23,616,118	26,332,956
Commitments and contingencies
Stockholders' equity:
Common stock, $.001 par value; 95,000,000 shares authorized; 49,685,342 37,103,396 issued and outstanding	49,686	37,104
Additional paid-in-capital	93,244,355	86,002,648
Treasury stock	(396,008)	(396,008)
Accumulated deficit	(36,356,313)	(39,859,030)
Stock subscription receivable	(2,105,960)	(2,007,960)
Other comprehensive loss	(7,880,946)	(8,396,086)
Non-controlling interest	11,393,236	10,422,557
Total stockholders' equity	57,948,049	45,803,224
Total liabilities and stockholders' equity	$81,564,168	$72,136,180

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Net Revenues:
License fees	$3,129,063	$3,318,936	$6,606,856	$5,870,529
Maintenance fees	2,023,509	1,780,336	3,693,428	3,588,053
Services	5,272,675	4,420,535	8,528,035	7,683,299
Total revenues	10,425,247	9,519,808	18,828,319	17,141,881
Cost of revenues:
Salaries and consultants	2,127,280	2,005,845	4,114,168	4,019,598
Travel	238,776	329,007	470,388	389,207
Repairs and maintenance	71,459	69,112	128,517	136,723
Insurance	31,087	36,030	62,079	72,709
Depreciation and amortization	679,284	573,268	1,310,225	1,071,772
Other	348,859	585,157	591,997	1,467,495
Total cost of revenues	3,496,745	3,598,418	6,677,374	7,157,503
Gross profit	6,928,503	5,921,390	12,150,945	9,984,378
Operating expenses:
Selling and marketing	1,002,877	526,751	1,486,847	1,020,381
Depreciation and amortization	267,861	418,023	534,303	930,384
Bad debt expense	(353)	212,840	254,279	212,840
Salaries and wages	736,898	743,970	1,657,162	1,468,665
Professional services, including non-cash compensation	151,276	210,795	290,361	306,901
Lease abandonment charges	-	1,076,347	-	1,076,347
General and administrative	873,569	1,042,172	2,006,088	2,132,183
Total operating expenses	3,032,128	4,230,898	6,229,041	7,147,701
Income (loss) from operations	3,896,375	1,690,492	5,921,904	2,836,677
Other income and (expenses)
Loss on sale of assets	(792)	(89,119)	(15,586)	(89,101)
Interest expense	(291,475)	(372,273)	(607,119)	(840,887)
Interest income	9,958	33,752	94,419	151,562
Gain (loss) on foreign currency exchange transactions	(400,658)	(3,247)	673,236	380,577
Share of net loss from equity investment	(71,799)	-	(142,236)	-
Beneficial conversion feature	(118,163)	(595,215)	(295,574)	(893,214)
Other income (expense)	(1,748)	(50,825)	(57,301)	(81,975)
Total other income (expenses)	(874,677)	(1,076,927)	(350,162)	(1,373,038)
Net income (loss) before non-controlling interest in subsidiary and income taxes	3,021,698	613,565	5,571,742	1,463,639
Income taxes	(3,168)	(32,526)	(11,724)	(37,543)
Non-controlling interest	(1,082,792)	(1,028,917)	(2,057,301)	(2,137,892)
Net income (loss) attributable to NetSol	1,935,737	(447,878)	3,502,718	(711,796)

Other comprehensive income (loss):
Translation adjustment	784,153	(538,141)	515,139	(854,005)
Comprehensive income (loss)	$2,719,890	$(986,019)	$4,017,857	$(1,565,801)

Net income (loss) per share:
Basic	$0.04	$(0.01)	$0.08	$(0.02)
Diluted	$0.04	$(0.01)	$0.08	$(0.02)
Weighted average number of shares outstanding
Basic	48,366,323	34,447,142	43,955,210	33,041,760
Diluted	51,058,140	34,447,142	46,647,027	33,041,760

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
STATEMENTS OF CASH FLOWS

	For the Six Months
	Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$5,560,019	$1,426,096
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,844,528	2,002,157
Provision for bad debts	254,279	212,840
Loss on foreign currency exchange transaction	-	19,582
Share of net loss from investment under equity method	142,236	-
Loss on sale of assets	15,586	89,101
Stock issued for notes payable and related interest	35,808	27,825
Stock issued for services	577,943	300,329
Fair market value of warrants and stock options granted	175,341	651,018
Beneficial conversion feature	295,574	893,214
Changes in operating assets and liabilities:
Increase/ decrease in accounts receivable	(1,863,668)	237,431
Increase/ decrease in other current assets	(1,377,332)	(1,632,327)
Increase/ decrease in accounts payable and accrued expenses	(353,493)	147,556
Net cash provided by operating activities	5,306,822	4,374,821
Cash flows from investing activities:
Purchases of property and equipment	(2,450,222)	(1,085,787)
Sales of property and equipment	19,988	227,773
Purchase of non-controlling interest in subsidiary	(180,000)	-
Short-term investments held for sale	(256,706)	-
Increase in intangible assets	(3,127,234)	(3,118,094)
Net cash used in investing activities	(5,994,175)	(3,976,108)
Cash flows from financing activities:
Proceeds from sale of common stock	2,566,750	514,539
Proceeds from the exercise of stock options and warrants	667,300	33,750
Proceeds from convertible notes payable	-	2,000,000
Redemption of preferred stock	-	(1,920,000)
Dividend Paid	-	(44,090)
Bank overdraft	(156,849)	(221,382)
Proceeds from bank loans	2,588,773	2,727,657
Payments on bank loans	(44,455)	(352,887)
Payments on capital lease obligations & loans - net	(3,035,240)	(2,183,189)
Net cash provided by financing activities	2,586,278	554,399
Effect of exchange rate changes in cash	(118,318)	(145,201)
Net increase in cash and cash equivalents	1,780,607	807,911
Cash and cash equivalents, beginning of year	4,075,546	4,403,762
Cash and cash equivalents, end of year	$5,856,152	$5,211,674

NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION TO GAAP

	Three Months	Three Months	Year	Year
	Ended	Ended	To date	To date
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net Income (loss) before preferred dividend, per GAAP	$1,935,737	$(447,878)	$3,502,718	$(711,795)
Income Taxes	3,168	32,526	11,724	37,543
Depreciation and amortization	947,145	991,291	1,844,528	2,002,156
Interest expense	291,475	372,273	607,119	840,887

EBITDA	$3,177,525	$948,211	$5,966,090	$2,168,792

Weighted Average number of shares outstanding
Basic	48,366,323	34,447,142	43,955,210	33,041,760
Diluted	51,058,140	35,833,351	46,647,027	34,427,969

Basic EBITDA	$0.07	$0.03	$0.14	$0.07
Diluted EBITDA	$0.06	$0.03	$0.13	$0.06

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Source : NetSol Technologies, Inc.